Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference of our Independent Auditors' Report dated January 23, 2002 regarding the statements of financial condition of Pacific Western National Bank as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in the Registration Statement on Form S-4 of First Community Bancorp, filed with the Securities and Exchange Commission, and the reference to our firm as experts.

/s/  VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
July 2, 2002